Exhibit 10.8

TIME-VESTING AGREEMENT

EMERGE ENERGY SERVICES, LP

2013 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

Pursuant to this Phantom Unit Agreement, dated as of [              ] (the “Agreement”), Emerge Energy Services GP, LLC (the “Company”), as the general partner of Emerge Energy Services LP (the “Partnership”), hereby grants to [                      ] (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions of this Agreement and the Emerge Energy Services LP 2013 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference.  Each Phantom Unit shall constitute a Phantom Unit under the terms of the Plan and is hereby granted in tandem with a corresponding DER, as further detailed in Section 3 below.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.  Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Number of Phantom Units:  [                ]

Grant Date:  [                ]

Vesting Commencement Date:  [                ]

Vesting of Phantom Units:  Subject to the Participant’s continued Service as an Employee, Director or Consultant, the Phantom Units shall vest [                    ].  [In addition, the Phantom Units shall be subject to accelerated vesting as set forth in Section 4(b) below.]

Termination of Phantom Units:  [Subject to the provisions for accelerated vesting as set forth in Section 4(b) below,] in the event of a termination of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such termination of Service [(after giving effect to any accelerated vesting pursuant to Section 4(b) of the Terms and Conditions portion of this Agreement)] shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.

Payment of Phantom Units:  Vested Phantom Units shall be paid to the Participant in the form of Units in accordance with Section 5 below.

DERs: Each Phantom Unit granted under this Agreement shall be issued in tandem with a corresponding DER, which shall entitle the Participant to receive payments in an amount equal to Partnership distributions in accordance with Sections 3 and 5 below.

Each DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership in respect of the Units underlying the Phantom Units to which such DER corresponds.

TERMS AND CONDITIONS OF PHANTOM UNITS

1.             Grant.  The Company hereby grants to the Participant, as of the Grant Date, an award of Phantom Units, as set forth in the Grant Notice, subject to all of the terms and conditions contained in this Agreement and the Plan.

2.             Phantom Units.  Subject to Section 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one Unit.  Unless and until a Phantom Unit vests, except for DERs, the Participant shall have no right to payment in respect of any such Phantom Unit, or to any underlying Units.  Prior to actual payment of any vested Phantom Unit in accordance with Section 5 below, such Phantom Unit shall represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership or by the issuance of Units.

3.             Grant of Tandem DERs.

(a)           Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which DER shall remain outstanding from the Grant Date until the earlier of (i) the payment of the Phantom Unit or (ii) the forfeiture or termination for any reason, in each case, of the Phantom Unit to which the DER corresponds.  Each DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership in respect of the Units underlying the Phantom Units to which such DER corresponds, whether or not such Phantom Units are vested.

(b)           The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).

4.             Vesting and Termination of Phantom Units and DERs.

(a)           Vesting.  Subject to Section[s] 4(b) [and 4(c)] below, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above.  DERs shall be vested in full as of the Grant Date.

(b)           [Accelerated Vesting.  Subject to Section 4[(c)] below and notwithstanding Section 7(c) of the Plan, any unvested Phantom Units shall vest in full upon the occurrence of any of the following events: [(i)] [if the Participant remains an Employee, Director or Consultant at least until immediately prior to the Change in Control, then immediately prior to a Change in Control], [(ii)] [upon a termination of Service by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below)] or [(iii)] [upon a termination of Service due to the Participant’s death or Disability (as defined below)].  For purposes of this Agreement, the following definitions shall apply:

(i)            [“Cause” shall mean any of the following as determined by the Company in the exercise of good faith and reasonable judgment:  (A) willful and continued refusal to perform the Participant’s duties, other than by reasons of disability, (B) committing an act constituting a felony under state or federal law, (C) engaging in an act of fraud, dishonesty or gross misconduct in connection with the business of the Company or its affiliates, (D) theft or misappropriation, or attempted theft or misappropriation, of funds, property or a business opportunity from the Company or its affiliates, or (E) violation of any express policy or procedure of the Company or its affiliates, or any law or regulation applicable to the Company, its affiliates or its business; provided, however, that in the case of clauses (A) and (E) of the preceding portion of this sentence the Company shall have given the Participant at least thirty (30) days’ notice of its initial determination that the Participant’s conduct may provide the Company with a basis for terminating the Participant’s employment for Cause and the Participant shall have been provided with a reasonable opportunity during the thirty (30)-day period following such notice to cure the conditions that are the alleged basis for terminating the Participant’s employment for Cause.]

(ii)           [“Disability” shall mean that the Participant has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Participant, Disability shall mean the absence of the Participant from the Participant’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period, in either case as a result of incapacity due to mental or physical illness which, as determined by a physician selected by the Company or its insurers and reasonably acceptable to the Participant or the Participant’s legal representative, is expected to last for a continuous period of at least 12 months and renders the Participant unable to perform the essential duties of his employment with the Company.]

(iii)          [“Good Reason” shall mean the Participant’s resignation from service with the Company within ninety (90) days after the occurrence of one of the following events without the Participant’s express written consent, provided, however, that the Participant must provide written notice to the Company within sixty (60) days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty (30) days after such notice is given to cure:  (A) a material diminution in the Participant’s title, authority or responsibility with the Company and its Subsidiaries, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant; (B) a material reduction in the Participant’s then-current annual base salary; provided, however, that in no event shall a reduction of less than fifteen percent (15%) be deemed material if such reduction occurs as part of an across-the-board reduction in salary level of all other employees in positions similar to that of the Participant as part of a general salary level reduction, or (C)  a material relocation of the Participant’s principal place of business from Fort Worth, Texas, it being understood that travel to other locations may be required for extended periods of time, and such travel shall in no event constitute a relocation of the Participant’s principal place of business, and provided that in no event will either a relocation to a location within a [forty-five (45)][sixty (60)]-mile radius of the Participant’s business location as of the Grant Date.]]

(c)          Forfeiture.  Notwithstanding the foregoing, in the event of a termination of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such termination of Service [(after giving effect to any accelerated vesting pursuant to Section 4(b) above)] shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.  No portion of the Phantom Units which has not become vested at the date of the Participant’s termination of Service shall thereafter become vested.  Upon the forfeiture of a Phantom Unit, the DER with respect to such forfeited Phantom Unit shall also be forfeited.  DERs shall not entitle the Participant to any payments relating to distributions occurring after the earlier to occur of the applicable Phantom Unit payment date or the forfeiture of the Phantom Unit underlying such DER.

5.             Payment of Phantom Units and DERs.

(a)           Phantom Units.    Unpaid, vested Phantom Units shall be paid to the Participant in the form of Units in a lump-sum as soon as reasonably practical, but not later than forty-five (45) days, following the date on which such Phantom Units vest.  Payments of any Phantom Units that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in whole Units in accordance with this Section 5 and Section 8(l) of the Plan.

(b)           DERs.    Any amounts payable in respect of DERs shall be paid in cash or cash equivalents as and when the distributions in respect of which such DER payments arise are paid to holders of Units, without regard to the vested status of the underlying Phantom Unit.

(c)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no amount payable under this Agreement shall be paid to the Participant prior to the expiration of the six (6)-month period following his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), to the extent that the Company [reasonably] determines that paying such amount prior to the expiration of such six (6)-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), such amount shall be paid to the Participant.

6.             Tax Withholding.  The Company and/or its Affiliates shall have the authority and the right to deduct or withhold[, or to require the Participant to remit to the Company and/or its Affiliates,] an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Phantom Units and/or the DERs.  In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the Company and/or its Affiliates shall withhold Units otherwise issuable in respect of such Phantom Units having a fair market value equal to the sums required to be withheld.  In the event that Units that would otherwise be issued in payment of the Phantom Units are used to satisfy such withholding obligations, the number of Units which shall be so withheld shall be limited to the number of Units which have a fair market value (which, in the case of a broker-assisted transaction, shall be determined by the Committee, consistent with applicable provisions of the Code) on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

7.             Rights as Unit Holder.  Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

8.             Non-Transferability.  Neither the Phantom Units nor any right of the Participant under the Phantom Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (or any permitted transferee) other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any of their Affiliates.

9.             Distribution of Units.  Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the Company nor the Partnership shall deliver to the Participant certificates evidencing Units issued pursuant to this Agreement and instead such Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator).  All certificates for Units issued pursuant to this Agreement and all Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission, any securities exchange upon which such Units are then listed, and any applicable federal or state laws, and the Company may cause a legend or legends to be inscribed on any such certificates or book entry to make appropriate reference to such restrictions.  In addition to the terms and conditions provided herein, the Company may require that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, deems advisable in order to comply with any such laws, regulations, or requirements.  No fractional Units shall be issued or delivered pursuant to the Phantom Units and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

10.          Partnership Agreement.  Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the terms of the Partnership Agreement.  Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (a) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (b) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.

11.          No Effect on Service.  Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the continued service of the Company or any of its Affiliates.  Furthermore, the Company and its Affiliates may at any time terminate the Participant’s Service free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company, the Partnership or any Affiliate thereof.

12.          Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

13.          Tax Consultation.  None of the Board, the Committee, the Company nor the Partnership has made any warranty or representation to the Participant with respect to the tax consequences of the issuance or disposition of the Phantom Units, the DERs, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences.  The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Phantom Units and DERs.

14.          Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee, as long as such modification, suspension, or termination does not materially reduce the rights or benefits of the Participant.  Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.

15.          Lock-Up Agreement.  The Participant shall agree, if so requested by the Company or the Partnership and any underwriter in connection with any public offering of securities of the Partnership or any of its Affiliates, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Units held by him or her for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with such public offering, as such underwriter shall specify reasonably and in good faith.  The Company or the Partnership may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.  Notwithstanding the foregoing, the 180-day period may be extended for up to such number of additional days as is deemed necessary by such underwriter or the Company or Partnership to continue coverage by research analysts in accordance with FINRA Rule 2711 or any successor rule.

16.          Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all applicable state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Phantom Units and DERs are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

17.          Code Section 409A.  None of the Phantom Units, the DERs or any amounts paid pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code.  Nevertheless, to the extent that the Committee [reasonably] determines in good faith that the Phantom Units or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Phantom Units and/or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units and/or DERs, or (b) comply with the requirements of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of Service, all references to the Participant’s termination of Service shall be construed to mean a Separation from Service, and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Separation from Service with respect to the Participant.

18.          Adjustments; Clawback.  The Participant acknowledges that the Phantom Units are subject to modification and termination in certain events as provided in this Agreement and Section 7 of the Plan.  The Participant further acknowledges that the Phantom Units, DERs and Units issuable hereunder are subject to clawback as provided in Section 8(o) of the Plan.

19.          Successors and Assigns.  The Company or the Partnership may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership.  Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

20.          Governing Law.  The validity, construction, and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

21.          Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

[Signature page follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan and in this Agreement, and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.  The Participant further acknowledges that the Participant has read and understands the Plan and this Agreement, which contains the specific terms and conditions of this grant of Phantom Units.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

EMERGE ENERGY SERVICES GP, LLC,
a Delaware limited liability company

By:
Name:
Title:

EMERGE ENERGY SERVICES LP,
a Delaware limited partnership

By:	Emerge Energy Services GP, LLC
Its:	General Partner

By:
Name:
Title:

“PARTICIPANT”

[Name]